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October 29, 2003


Columbia Floating Rate Advantage Fund
One Financial Center
Boston, Massachusetts  02111

Re:  Columbia Floating Rate Advantage Fund
     Post-Effective Amendment No. 4 under the Securities Act of 1933 Amendment No. 10 under the Investment Company Act of 1940
     (Registration Nos. 333-51788 and 811-09709)
     (the "Registration Statement")

Ladies and Gentlemen:

You have informed us that you propose to register under the Securities Act of 1933, as amended (the "Act"), and offer and sell from time to time shares of beneficial interest (the "Shares") of Columbia Floating Rate Advantage Fund (the "Trust"). We understand that our opinion dated December 13, 2000, as filed on such date as part of the Trust's registration statement on Form N-2 (the "Opinion"), is incorporated by reference into the Registration Statement and is to be used in connection with the registration of up to 70,000,000 Shares (including 18,000,000 Class A Shares, 15,000,000 Class B Shares, 19,000,000 Class C Shares and 18,000,000 Class Z Shares) for offering and sale pursuant to the Act. We hereby consent to the incorporation by reference of the Opinion into the Registration Statement relating to such offering and sale, notwithstanding the language in the concluding paragraph of the Opinion.

Very truly yours,



Ropes & Gray LLP